Exhibit 99

For Immediate Release

Contact:  Linda Kyriakou

Sequa Calls for Redemption of its Preferred Stock

New York, March 13 – Sequa Corporation (NYSE; SQAA) has issued a notice to holders of its 5.00 Cumulative Convertible Preferred Stock that, on April 14, 2006, it will redeem all 351,140 preferred shares outstanding. The redemption price is $100 per preferred share, plus $1.01 per share in dividends accrued up to the redemption date.

Until April 3, 2006 at 5:00 pm New York City time, preferred shareholders may convert any or all of their preferred shares into Class A common stock at the rate of

1.322 shares of Class A common for each share of preferred.  The Class A common shares trade on the New York Stock Exchange under the symbol SQAA and closed today at a new high of $98.46 per share.

It is important for holders of the preferred to note that any shares of preferred not converted by the end of the day on April 3 will be redeemed on April 14 at a price of $101.01 per share.  The establishment of April 3 as the final date for conversion is in accord with the terms of the preferred stock.

The Bank of New York, the redemption/conversion agent, is today mailing information and transmittal letters to all holders of Sequa’s $5.00 Cumulative Convertible Preferred Stock.  For further information, preferred shareholders may contact The Bank of New York at 800-507-9357.

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3/13/06